Form of Company Support Agreement
October 27, 2017
RE:	Support Agreement
Ladies and Gentlemen:
Reference is made in this letter (this “Agreement”) to the Agreement and Plan of Merger and Reorganization, dated as of the date hereof (as it may be amended, modified or amended and restated from time to time, the “Merger Agreement”), by and among Aviragen Therapeutics, Inc., a Delaware corporation (“Parent”), Agora Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”), and Vaxart, Inc., a Delaware corporation (the “Company”). Capitalized or other terms used and not defined herein but defined in the Merger Agreement shall have the meanings ascribed to them in the Merger Agreement. In order to induce Parent and the Company to enter into the Merger Agreement, and understanding that each of Parent and the Company are relying on the agreements set forth herein, [name of stockholder], [an individual][entity type] (the “Securityholder”), hereby agrees as follows:
1. Securityholder Approval. Securityholder hereby agrees that, during the Agreement Period (as defined below), Proxyholder (as defined below) shall exercise all of the voting rights attached to the Company Capital Stock held beneficially or of record by the Securityholder (including any shares of Company Capital Stock that are issued upon the exercise of any options held by the Securityholder during the Agreement Period), which shares are set forth on Schedule 1 attached hereto (together with any shares issued upon the exercise of any options held by the Securityholder during the Agreement Period, the “Subject Shares”) (including the execution and delivery on behalf of such Securityholder of all instruments and documents to be executed by such Securityholder in its capacity as a voting stockholder) in favor of the Company Stockholder Matters. Without limiting the foregoing, as promptly as practicable, and in no event later than 11:59 p.m. New York time on the day that is three Business Days after the Registration Statement is declared effective under the Securities Act, the Securityholder shall execute and deliver, or cause to be executed and delivered, to each of the Company and Parent, the written consent attached hereto as Exhibit A, which written consent shall adopt and approve the Merger Agreement and the Merger and shall not be amended, rescinded or modified.
2. Dissenters’ Rights. The Securityholder hereby irrevocably and unconditionally waives (and shall cause each of its Affiliates, if ever a holder of Subject Shares, to irrevocably and unconditionally waive) any dissenters’ rights, appraisal rights or similar rights that the Securityholder may have arising out of the consummation of the Merger and the Contemplated Transactions, whether arising out of applicable Law, contract or otherwise, and the Securityholder hereby withdraws any and all objections or any other actions with respect to the Merger Agreement and Contemplated Transactions and/or demands for appraisal, if any, with respect to any shares of capital stock of the Company owned or hereinafter acquired by the Securityholder.
3. Grant of Irrevocable Proxy. In order to secure the Securityholder’s obligation to vote the Subject Shares in accordance with this Agreement, each such Securityholder hereby appoints Parent as the proxyholder (the “Proxyholder”) with full power of substitution and re-substitution, commencing on the date of this Agreement for the duration of the Agreement Period, as such Securityholder’s true and lawful attorney in fact and irrevocable proxy, for and in such Securityholder’s name, place and stead, to vote the Subject Shares as such Securityholder’s proxy with respect to the matters set forth in Section 1, including whether at a meeting of stockholders (and at any adjournment or postponement thereof), or through the solicitation of a written consent of stockholders in lieu of meeting (whether of any individual class of shares or of multiple classes of shares voting together as a single class). The proxy and power granted by such Securityholder pursuant to this Section 3 is coupled with an interest and is given to secure the performance of such Securityholder’s duties under this Agreement. The Securityholder hereby revokes or agrees to promptly cause to be revoked any proxy that such Securityholder has heretofore granted with respect to the Subject Shares.
4. Restriction on Transfer. From the date of this Agreement until the Effective Time or, if earlier, the valid termination of the Merger Agreement in accordance with its terms (the “Agreement Period”), the Securityholder shall not (a) directly or indirectly, offer for sale, sell, transfer, tender, pledge, assign or otherwise dispose of (including by gift) (each, a “Transfer”), or agree to Transfer, any of the Subject Shares or any interest therein to any Person, (b) grant or agree to grant any proxy, power-of-attorney or other authorization or consent in or with respect to any of such Subject Shares (except as provided in Sections 1 and 3 hereof), (c) otherwise permit any Encumbrance to be created on any Subject Shares or (d) take any other action that would make the Securityholder’s representations or warranties contained herein untrue or incorrect in any material respect or restrict, limit or otherwise interfere with the performance of the Securityholder’s obligations in this Agreement. The Securityholder agrees that any Transfer in violation of this Section 4 shall be null and void.
5. No Solicitation. The Securityholder shall not, directly or indirectly, knowingly take any action that the Company is not permitted to take pursuant to Section 4.5 of the Merger Agreement.
6. Documentation and Information. The Securityholder shall permit and hereby authorizes Parent to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent reasonably determines to be necessary in connection with the transactions contemplated by the Merger Agreement, the Securityholder’s identity and ownership of the Subject Shares and the nature of the Securityholder’s commitments and obligations under this Agreement.
7. Representations and Warranties. The Securityholder represents and warrants that:

(a)  if the Securityholder is an entity, it is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation or other formation;
(b)  the Securityholder has all necessary power, authority and capacity to execute and deliver this Agreement and to perform his, her or its obligations hereunder;
(c)  the execution, delivery and performance of this Agreement by the Securityholder has been duly and validly authorized by all necessary action on the part of the Securityholder, do not violate any provision of any agreement to which the Securityholder is a party, do not violate or conflict with and shall not result in a material breach of any Law, and do not and shall not require authorization, approval, consent or further action by any other Person or result in the imposition of an Encumbrance on the Subject Shares;
(d)  this Agreement has been duly and validly executed and delivered by the Securityholder and constitutes a legal, valid and binding obligation of the Securityholder, enforceable against him, her or it in accordance with its terms, subject to the Enforceability Exceptions;
(e) as of the date of this Agreement, the Securityholder is, and at all times during the Agreement Period shall be, the owner of the Subject Shares. As of the date of this Agreement, the Subject Shares together constitute all of the shares of capital stock of the Company owned by the Securityholder. The Securityholder has, and at all times during the Agreement Period shall have, with respect to the Subject Shares, the sole power, directly or indirectly, to vote or dispose of the Subject Shares, and as such, has, and at all times during the Agreement Period shall have, the complete and exclusive power to, directly or indirectly, (a) issue (or cause the issuance of) instructions with respect to the matters set forth in Section 1 of this Agreement, (b) agree to all matters set forth in this Agreement, and (c) demand and waive dissenters’ rights. As of the date of this Agreement, the Subject Shares are issued and outstanding and entitled to be voted. Except as provided in this Agreement, there are no agreements or arrangements of any kind, contingent or otherwise, to which the Securityholder is a party obligating the Securityholder to Transfer, or cause to be Transferred, any of the Subject Shares. Except pursuant to the Merger Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares;
(f) as of the date of this Agreement, there is no action pending, or, to the knowledge of the Securityholder, threatened against or affecting, the Securityholder or any of his, her or its properties or assets (including the Subject Shares) that could reasonably be expected to impair the ability of the Securityholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis; and
(g) the Securityholder has had the opportunity to review this Agreement and the Merger Agreement with counsel of his, her or its own choosing. The Securityholder understands and acknowledges that Parent and the Company are each entering into the Merger Agreement in reliance upon the Securityholder’s execution, delivery and performance of this Agreement.
8. Specific Performance. The Securityholder agrees that irreparable damage would occur to Parent and the Company in the event that any of the provisions of this Agreement were not performed by the Securityholder in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent and the Company shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Governmental Body of competent jurisdiction and that this shall include the right of Parent and the Company to fully perform the terms of this Agreement to the fullest extent permissible pursuant to this Agreement and applicable Law and to thereafter cause this Agreement and the transactions contemplated hereby to be consummated on the terms and subject to the conditions thereto set forth in this Agreement. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which Parent and the Company may have under this Agreement or otherwise. The Securityholder agrees that the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and the Merger Agreement and without that right, Parent and the Company would not have entered into this Agreement or the Merger Agreement. The Securityholder hereby waives (a) any defenses in any action for specific performance, including the defense that a remedy at Law would be adequate, and (b) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.
9. Signatures. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, electronically or portable document format shall be effective as delivery of a manually executed counterpart to this Agreement.
10. Termination. This Agreement shall terminate automatically and be of no further force or effect upon the earlier of (i) the valid termination of the Merger Agreement in accordance with its terms and (ii) the Effective Time, provided that nothing herein shall relieve any party to this Agreement from Liability for any breach of this Agreement, and Sections 8, 10-15 shall survive any termination of this Agreement.
11. Amendment. Any amendment, modification or revision of this Agreement shall be effective only if in a written instrument executed by the Securityholder, Parent and the Company. Any waiver of compliance or consent with respect to the rights or obligations of Parent or the Company must be signed by Parent or the Company, as applicable, and any such waiver shall be effective only in the specific instance and for the specific purpose stated in such writing.
12. Assignment; Third Party Beneficiaries. This Agreement may not, without the prior written consent of Parent and the Company, be assigned, and any attempted assignment shall be null and void. The Company, Parent and their respective successors and assigns are intended third party beneficiaries of this Agreement.
13. Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email or facsimile (in the case of facsimile, with a written or electronic confirmation of delivery) prior to 11:59 p.m. New York City time, otherwise on the next succeeding Business Day, in each case to the intended recipient as follows: (a) if to Parent, Merger Subsidiary or the Company, to the notice address listed in Section 10.8 of the Merger Agreement and (b) if to the Securityholder, to the address listed on the signature page hereto.
14. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the parties hereto arising out of or relating to this Agreement, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 14; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any such party; (e) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 13; and (f) irrevocably and unconditionally waives the right to trial by jury.
15. Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.
16. Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held by any Governmental Body of competent jurisdiction that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law and, to the extent necessary, the parties hereto shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the original intent of the parties.
17. Further Assurances. The Securityholder will take such action as shall be reasonably requested by the Proxyholder to enable or facilitate the exercise of voting rights, including the execution and delivery of the appropriate instruments of proxy or powers of attorney in order to give effect to Sections 1 and 3.
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Very truly yours,

[•]
By:______________________________
Name: Title:
[Signature Page to Support Agreement]

Accepted and acknowledged:
AVIRAGEN THERAPEUTICS, INC.
By:
Name:
 Title:
AGORA MERGER SUB, INC.
By:
Name:
 Title:
VAXART, INC.
By:
Name:
 Title:
[Signature Page to Support Agreement]

Schedule 1

Subject Shares
Holder	Class	Number of Shares

Exhibit A

Stockholder Approval
See attached.